Exhibit 99.1

CONSENT OF TECHNOMIC, INC.

April 2, 2013

Chuy’s Holdings, Inc.

1623 Toomey Rd.

Austin, TX 78704

Ladies and Gentlemen:

We hereby consent to the use of our name, Technomic, Inc. and our industry numbers and predictions in the Registration Statement on Form S-1 (the “Registration Statement”) of Chuy’s Holdings, Inc. (the “Company”) and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of L 933, as amended, relating to the Company’s public offering of its common shares. We further consent to the filing of this Consent as an exhibit to such Registration Statement.

TECHNOMIC, INC.

By:	/s/ Chris Urban
Name: Chris Urban Title: Director